                                                                    Exhibit 10.2

                             CONTRIBUTION AGREEMENT

                                   dated as of

                               September 12, 2005

                                     between

                               VISTEON CORPORATION

                                       and

                               VFH HOLDINGS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.    Definitions.............................................     2
Section 1.02.    Other Definitional and Interpretative Provisions........    11

                                    ARTICLE 2
                                  CONTRIBUTION

Section 2.01.    Contribution............................................    12
Section 2.02.    Excluded Assets.........................................    15
Section 2.03.    Assumed Liabilities.....................................    17
Section 2.04.    Visteon Retained Liabilities............................    17
Section 2.05.    Transfer or Assignment of Contributed Contracts and
                 Rights..................................................    20
Section 2.06.    Closing.................................................    20
Section 2.07.    Deliveries at Closing...................................    21

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF VISTEON

Section 3.01.    Corporate Existence and Power...........................    23
Section 3.02.    Corporate Authorization.................................    23
Section 3.03.    Governmental Authorization..............................    24
Section 3.04.    Noncontravention........................................    24
Section 3.05.    Statement of Assets; Financial Statements...............    24
Section 3.06.    Absence of Certain Changes..............................    25
Section 3.07.    Material Contracts......................................    26
Section 3.08.    Litigation..............................................    28
Section 3.09.    Compliance with Laws and Court Orders...................    28
Section 3.10.    Properties..............................................    28
Section 3.11.    Sufficiency of and Title to the Contributed Assets......    29
Section 3.12.    Products................................................    30
Section 3.13.    Intellectual Property...................................    30
Section 3.14.    Customs.................................................    32
Section 3.15.    Licenses and Permits....................................    32
Section 3.16.    Inventories.............................................    33
Section 3.17.    Taxes...................................................    33
Section 3.18.    ERISA Representations...................................    33
Section 3.19.    Employees...............................................    35
Section 3.20.    Labor Matters...........................................    35
Section 3.21.    Environmental Compliance................................    36

                                                                            PAGE
                                                                            ----
Section 3.22.    Finders' Fees...........................................    37
Section 3.23.    No Other Representations or Warranties..................    38

                                    ARTICLE 4
                              COVENANTS OF VISTEON

Section 4.01.    Conduct of the Business.................................    38
Section 4.02.    Formation of Company Subsidiaries Prior to Closing......    41
Section 4.03.    Delivery of Final Statement of Assets...................    41
Section 4.04.    Confidentiality.........................................    41
Section 4.05.    Notices of Certain Events...............................    41
Section 4.06.    Employee Matters........................................    42
Section 4.07.    Title Insurance and Surveys.............................    42

                                    ARTICLE 5
                      COVENANTS OF THE COMPANY AND VISTEON

Section 5.01.    Commercially Reasonable Efforts; Further Assurances.....    43
Section 5.02.    Certain Filings.........................................    43
Section 5.03.    Software License Fees...................................    43
Section 5.04.    Access after Closing....................................    44
Section 5.05.    Public Announcements....................................    45
Section 5.06.    Salaried Employee Leasing...............................    45
Section 5.07.    Mexican Assets..........................................    45
Section 5.08.    Agreement with respect to Certain Shared-Use Offsite
                 Tooling.................................................    46

                                    ARTICLE 6
                                   TAX MATTERS

Section 6.01.    Allocation of Consideration.............................    46
Section 6.02.    Filing of Returns and Payment of Taxes..................    47
Section 6.03.    Refunds and Credits.....................................    47
Section 6.04.    Property Taxes..........................................    48
Section 6.05.    Transfer Taxes..........................................    48
Section 6.06.    Cooperation.............................................    48

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

Section 7.01.    Conditions to Obligations of the Company and Visteon....    49
Section 7.02.    Conditions to Obligation of the Company.................    49
Section 7.03.    Condition to Obligation of Visteon......................    51


                                                                            PAGE
                                                                            ----
                                    ARTICLE 8
                            SURVIVAL; INDEMNIFICATION

Section 8.01.    Survival................................................    51
Section 8.02.    Indemnification.........................................    51
Section 8.03.    Procedures..............................................    52
Section 8.04.    Mitigation..............................................    54
Section 8.05.    Calculation of Losses...................................    54
Section 8.06.    No Consequential Damages................................    55
Section 8.07.    Exclusive Remedy........................................    55
Section 8.08.    No Double Recovery......................................    55

                                    ARTICLE 9
                                   TERMINATION

Section 9.01.    Grounds for Termination.................................    56
Section 9.02.    Effect of Termination...................................    56

                                   ARTICLE 10
                                  MISCELLANEOUS

Section 10.01.   Notices.................................................    57
Section 10.02.   Amendments and Waivers..................................    58
Section 10.03.   Expenses................................................    59
Section 10.04.   Successors and Assigns..................................    59
Section 10.05.   Governing Law...........................................    59
Section 10.06.   Dispute Resolution......................................    59
Section 10.07.   Jurisdiction............................................    60
Section 10.08.   WAIVER OF JURY TRIAL....................................    61
Section 10.09.   Counterparts; Effectiveness; Third Party Beneficiaries..    61
Section 10.10.   Entire Agreement........................................    61
Section 10.11.   Bulk Sales Laws.........................................    61
Section 10.12.   Severability............................................    61
Section 10.13.   Specific Performance....................................    61

Exhibit A   Assignment and Assumption Agreement
Exhibit B   Bill of Sale
Exhibit C   Company-Visteon Purchase and Supply Agreement
Exhibit D   Intellectual Property Contribution Agreement
Exhibit E   Master Services Agreement
Exhibit F   Mexico Asset Purchase Agreements
Exhibit G   Software License and Contribution Agreement
Exhibit H   Visteon-Company Purchase and Supply Agreement
Exhibit I   Visteon Hourly Employee Lease Agreement
Exhibit J   Visteon Salaried Employee Lease Agreement
Exhibit K   VPAC Agreement
Exhibit L   VTC Agreement

                             CONTRIBUTION AGREEMENT

     CONTRIBUTION AGREEMENT (this "AGREEMENT") dated as of September 12, 2005 between Visteon Corporation, a Delaware corporation ("VISTEON"), and VFH Holdings, Inc., a Delaware corporation (the "COMPANY").

                                   WITNESSETH:

     WHEREAS, Visteon and its Affiliates (as defined below) conduct the Business (as defined below);

     WHEREAS, Visteon formed the Company pursuant to the Delaware General Corporation Law by filing the Certificate of Incorporation of the Company with the office of the Secretary of State of the State of Delaware on July 15, 2005;

     WHEREAS, Ford Motor Company, a Delaware corporation ("FORD"), and Visteon are parties to a Master Agreement (the "MASTER AGREEMENT") dated as of the date hereof pursuant to which, among other things, Visteon has agreed to enter into this Agreement with the Company and to consummate, subject to the terms and conditions set forth herein, the contribution of certain assets related to the Business as set forth herein to one or more newly-formed, wholly-owned Subsidiaries of the Company and the assumption by the Company of certain liabilities related to the Business as set forth herein; and

     WHEREAS, Ford and Visteon have entered into, concurrently with the execution and delivery of this Agreement by Visteon and the Company, (i) a Visteon "B" Purchase Agreement (the "VISTEON "B" PURCHASE AGREEMENT") pursuant to which, among other things, Visteon has agreed to sell to Ford, and Ford has agreed to purchase from Visteon, on the day following the Closing Date (as defined below), all of the issued and outstanding shares of common stock of the Company (which shares may be held in a trust of which Ford or a Subsidiary of Ford is beneficiary) subject to the terms and conditions set forth therein and
(ii) a Visteon "A" Transaction Agreement (the "VISTEON "A" TRANSACTION AGREEMENT") pursuant to which, among other things, and subject to the terms and conditions set forth therein Ford has agreed to provide financial assistance to Visteon in connection with the restructuring of its businesses, Visteon has agreed to issue to Ford a Warrant to purchase shares of common stock, par value $1.00 per share, of Visteon, and Ford and Visteon have agreed to enter into certain commercial arrangements or to make certain modifications to existing commercial arrangements between Ford and Visteon.

     NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For the purpose of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of a Person, or otherwise having, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, by contract or by virtue of share ownership. For the avoidance of doubt, from and after the consummation of the closing under the Visteon "B" Purchase Agreement, Ford shall be deemed to be an Affiliate of the Company.

     "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement substantially in the form of Exhibit A hereto.

     "ASSUMED ENVIRONMENTAL LIABILITIES" has the meaning ascribed to such term in the Visteon "B" Purchase Agreement.

     "BILL OF SALE" means the Bill of Sale substantially in the form of Exhibit B hereto.

     "BUSINESS" means the operations (including assembly, manufacturing, engineering, testing, technical, product development, independent aftermarket, service, sales and administrative operations) conducted by Visteon and its Affiliates at the Plants, together with all assets and properties listed on
Schedule 2.01(ii)(B) associated with the engineering, testing, technical, product development, sales and administrative operations that primarily support the operations conducted by Visteon and its Affiliates at the Plants; provided that the operations at the Visteon Technical Center and the Visteon Product Assurance Center in Dearborn, Michigan shall only be included in the Business to the extent that they support the operations at the other Plants.

     "BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are authorized or required by law to close.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

     "CLOSING DATE" means the date of the Closing.

     "COFECO" means the Comision Federal de Competencia (Federal Antitrust Commission) of Mexico.

     "COMPANY-VISTEON PURCHASE AND SUPPLY AGREEMENT" means the Purchase and Supply Agreement Regarding Sales of Components from VFH Holdings, LLC to Visteon substantially in the form of Exhibit C hereto.

     "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement between Ford and Visteon dated October 1, 2004, as extended.

     "CONTRIBUTION AGREEMENT TRANSACTION DOCUMENTS" means:

          (i)    this Agreement;

          (ii)   the Assignment and Assumption Agreement;

          (iii)  the Bill of Sale;

          (iv)   the Company-Visteon Purchase and Supply Agreement;

          (v)    the Intellectual Property Contribution Agreement;

          (vi)   the Master Services Agreement;

          (vii)  the Mexico Asset Purchase Agreements;

          (viii) the Software License and Contribution Agreement;

          (ix)   the Visteon-Company Purchase and Supply Agreement;

          (x)    the Visteon Hourly Employee Lease Agreement;

          (xi)   the Visteon Salaried Employee Lease Agreement;

          (xii)  the VPAC Agreement;

          (xiii) the VTC Agreement; and

          (xiv) any and all other agreements and documents required to be delivered by any party hereto prior to or at Closing pursuant to the terms of this Agreement.

     "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Visteon to the Company on the date hereof as attached hereto.

     "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "ENVIRONMENTAL LIABILITIES" means any and all Liabilities arising in connection with or in any way relating to the Business (as currently or previously conducted), the Contributed Assets or any activities or operations occurring or conducted at the Contributed Real Property (including offsite disposal), which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Section 3.21 of the Disclosure Schedule).

     "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business.

     "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "GAAP" means generally accepted accounting principles in the United States.

     "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state, local, foreign or supranational governmental or regulatory authority, agency, body, instrumentality or official.

     "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices),
(iv) all obligations evidenced by any securitization or factoring arrangements,
(v) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to suppliers for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vii) all lease obligations of such Person capitalized on the books and records of such Person in accordance with GAAP, (viii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (ix) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (x) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices) and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

     "INTELLECTUAL PROPERTY CONTRIBUTION AGREEMENT" means the Intellectual Property Contribution Agreement substantially in the form of Exhibit D hereto.

     "INTELLECTUAL PROPERTY RIGHTS" means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith; (iv) rights of publicity and other rights to use the names and likeness of individuals; (v) copyrights and related rights, whether or not registered; (vi) mask works; (vii) computer software, data, databases, files, and documentation and other materials related thereto; (viii) trade secrets, know-how and confidential, technical and business information, including product design and proprietary technology, processes and formulae; (ix) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing; and (x) any other similar type of proprietary intellectual property right.

     "KNOWLEDGE" as it applies to the knowledge of Visteon means the actual knowledge after due inquiry of the individuals identified on Schedule 1.01(a).

     "LIABILITIES" means liabilities, obligations or commitments of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

     "LICENSED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to Visteon or an Affiliate of Visteon and held for use or used in the conduct of or associated with the Business.

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, covenant, transfer restriction, right of way, easement, servitude, option, lease, license, encroachment, zoning, land use or similar requirement or other encumbrance or exception, defect, title defect or other adverse claim, of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "MASTER SERVICES AGREEMENT" means the Master Services Agreement substantially in the form of Exhibit E hereto.

     "MASTER TRANSFER AGREEMENT" means the Master Transfer Agreement dated as of March 30, 2000 between Visteon and Ford.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Business (taken as a whole) or (ii) the ability of Visteon to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, other than, in each case of clauses (i) and (ii), an effect to the extent resulting from any one or more of the following: (A) any change in the United States or foreign economies or securities or financial markets in general; (B) any change that generally affects any industry in which the Business competes, including changes in the price of energy, supplies and raw materials; (C) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any material escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent not disproportionately impacting or affecting the Business); (D) any volume reductions in Ford's business with Visteon; or (E) the loss of customers, suppliers or employees resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

     "MEXICO ASSET PURCHASE AGREEMENTS" means each of the Mexico Asset Purchase Agreements substantially in the forms of Exhibit F hereto.

     "MOU" means the Memorandum of Understanding dated as of May 24, 2005 between Ford and Visteon.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "OWNED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned by Visteon or an Affiliate of Visteon and held for use or used in the conduct of or associated with the Business.

     "PERMITTED LIENS" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances (other than (A) mechanics', carriers', workers', repairers' or other like Liens which shall only be "Permitted Liens" to the extent covered by clause (iii) of this definition, and (B) any tax warrants, lawsuits and financing statements) to the extent disclosed in title commitments issued by Lawyers Title Insurance Corporation or certificates of property status issued by the public registries in Mexico, in each case which have been made available to Ford prior to the date hereof; (ii) statutory Liens for current taxes, assessments or other governmental charges which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics', carriers', workers', repairers' or other like Liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith by appropriate proceedings; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority provided that such regulations have not been violated; (v) title of a lessor under a capital or operating lease disclosed on Section 3.07(a) of the Disclosure Schedule; (vi) such other imperfections in title, charges, easements, restrictions and encumbrances not securing any monetary obligation of record as of the date hereof which do not materially detract from the value or materially interfere with the present use of the property or asset to which they relate; (vii) with respect to Visteon and its Affiliates, any Liens securing obligations under the Secured Promissory Note (as defined in the Master Agreement); and (viii) any Liens existing on the Spin-Off Date.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PLANTS" means each of the following plants:

          (i) Nashville, Tulsa, Lebanon Distribution Warehouse, Autovidrio, VCPS-D Lab, and Glass Systems;

          (ii)   Sterling I and II and Sterling Test Labs;

          (iii)  Rawsonville, including GTC;

          (iv)   Ypsilanti;

          (v)    Milan;

          (vi)   Monroe;

          (vii)  Indianapolis;

          (viii) Chesterfield Foam;

          (ix)   Utica;

          (x)    Sandusky and Bellevue lighting service plant;

          (xi)   Saline;

          (xii)  Sheldon Road (excluding the Crow Property);

          (xiii) Kansas City VRAP;

          (xiv)  El Jarudo;

          (xv)   Lamosa I and II; and

          (xvi)  Visteon Technical Center and Visteon Product Assurance Center.

     "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the date of consummation of the closing under the Visteon "B" Purchase Agreement.

     "RELATED PARTY" means, with respect to Visteon or any of its Affiliates:
(i) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Visteon or any of its Affiliates; (ii) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Visteon or any of its Affiliates; or (iii) any director or officer of Visteon or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer.

     "SOFTWARE LICENSE AND CONTRIBUTION AGREEMENT" means the Software License and Contribution Agreement substantially in the form of Exhibit G hereto.

     "SPIN-OFF DATE" means June 28, 2000.

     "STRADDLE PERIOD" means any complete Tax period that includes but does not end on the date of consummation of the closing under the Visteon "B" Purchase Agreement.

     "SUBSIDIARY" means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "TAX" or "TAXES" means (i) taxes, imposts, customs, duties, withholdings, charges, fees, levies or other assessments imposed by any Governmental Authority or taxing authority, whether domestic or foreign (including income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, registration, ad valorem, value-added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts, the Michigan Single Business Tax or other taxes) together with all interest, fines, penalties, inflationary adjustments and additions attributable to or imposed with respect to such amounts or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

     "TAX RETURN" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

     "UAW" means the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW and its affiliated Locals.

     "VISTEON-COMPANY PURCHASE AND SUPPLY AGREEMENT" means the Purchase and Supply Agreement Regarding Sales of Components from Visteon to VFH Holdings, LLC substantially in the form of Exhibit H hereto.

     "VISTEON CREDIT AGREEMENT" means the Credit Agreement, dated as of June 24, 2005, among Visteon, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp USA, Inc., as syndication agent, and Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc. and Sumitomo Mitsui Banking Corporation, as documentation agents.

     "VISTEON HOURLY EMPLOYEE LEASE AGREEMENT" means the Hourly Employee Lease Agreement substantially in the form of Exhibit I hereto.

     "VISTEON SALARIED EMPLOYEE LEASE AGREEMENT" means the Salaried Employee Lease Agreement substantially in the form of Exhibit J hereto.

     "VPAC AGREEMENT" means the Lease Agreement relating to the Visteon Product Assurance Center in Dearborn, Michigan substantially in the form of Exhibit K hereto.

     "VTC AGREEMENT" means the Lease Agreement relating to the Visteon Technical Center in Dearborn, Michigan substantially in the form of Exhibit L hereto.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                     SECTION
----                                    --------
Agreement                               Preamble
Assumed Liabilities                        2.03
Benefit Arrangements                       3.18
Claim                                      8.03
Closing                                    2.06
Code                                       6.01
Company                                 Preamble
Company Maquila Programs                   5.07
Contributed Assets                         2.01
Contributed Contracts                      2.01
Contributed Inventories                    2.01
Contributed Real Property                  2.01
Controlling Party                          8.03
Customs Authority                          3.14
Damages                                    8.02
e-mail                                    10.01
Employee Plans                             3.18
ERISA                                      3.18
Excluded Assets                            2.02
Final Asset Allocation Schedule            6.01
Ford                                    Recitals
Indemnified Party                          8.03
Indemnifying Party                         8.03
Master Agreement                        Recitals
Material Contract                          3.07
Outside Date                               9.01
Permits                                    3.15

TERM                                     SECTION
----                                    --------
Petty Cash                                2.01
Pre-Closing Tax Period Taxes              6.02
Preliminary Asset Allocation Schedule     6.01
Property Taxes                            6.04
Statement of Assets                       3.05
Tax Benefit                               8.05
Third Party Claim                         8.03
Transfer Taxes                            6.05
Visteon                                 Preamble
Visteon "A" Transaction Agreement       Recitals
Visteon "B" Purchase Agreement          Recitals
Visteon Maquila Programs                  5.07
Visteon Retained Liabilities              2.04
Warranty Breach                           8.02

     Section 1.02. Other Definitional and Interpretative Provisions. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References in this Agreement to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References in this Agreement to any Person include the successors and permitted assigns of that Person. References in this Agreement or any Schedule hereto from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

                                    ARTICLE 2
                                  CONTRIBUTION

     Section 2.01. Contribution. Except as otherwise provided below (including under Section 2.02) and subject to Section 2.05 and Section 5.07, upon the terms and subject to the conditions of this Agreement, Visteon agrees to convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, to VFH Holdings, LLC (a direct, wholly-owned Subsidiary of the Company), or one or more other Subsidiaries of the Company as the Company may designate prior to the Closing, at (and not before) the Closing as a capital contribution, free and clear of all Liens, other than Permitted Liens, all of Visteon's and its Affiliates' right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or otherwise associated with the Business (the "CONTRIBUTED ASSETS") as the same shall exist on the Closing Date (but with respect to personal property located offsite (and not in transit to a Plant), only to the extent listed on Schedule 2.01(ii)(B)), and including all right, title and interest of Visteon and its Affiliates in, to and under the following, to the extent owned, held or used in or otherwise associated with the Business:

          (i) with respect to each of the Plants, all associated owned real property, all leases and subleases of leased real property and other interests in real property, in each case as listed on Section 3.10(a) of the Disclosure Schedule (the "CONTRIBUTED REAL PROPERTY"), and all buildings, fixtures, and other improvements (including railroad spurs and other railroad access) located on and rights and interests appurtenant to the Contributed Real Property;

          (ii) (A) all personal property and interests therein, whether owned, leased, licensed, subleased or sublicensed, located at (or in transit (once title has transferred to Visteon or its Affiliates, whether such transfer of title occurs before or after Closing) to) the Plants, including machinery, equipment, tools, tooling, furniture, office equipment, communications equipment, computers, servers, workstations, data communications lines, and other information technology equipment, vehicles, containers, storage tanks, spare and replacement parts, fuel and other tangible property, including the items listed on Section 3.10(b) of the Disclosure Schedule; and (B) all personal property (including tooling, equipment and spare parts) and interests therein located offsite (and not in transit to a Plant) listed on Schedule 2.01(ii)(B);

          (iii) all raw materials, work-in-process, finished goods, supplies and other inventories, including core and scrap, whether located at a Plant, offsite or in transit (once title has transferred to Visteon or its Affiliates, whether such transfer of title occurs before or after Closing) (collectively, the "CONTRIBUTED INVENTORIES");

          (iv) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including the items listed on Section 3.07 of the Disclosure Schedule (collectively, including the items listed on Section 3.07 of the Disclosure Schedule, the "CONTRIBUTED CONTRACTS");

          (v) all prepaid expenses, including ad valorem taxes, leases and rentals (and including, for the avoidance of doubt, any extraordinary prepaid expenses arising outside the ordinary course of business);

          (vi) all petty cash located at the operating facilities of the Business ("PETTY CASH"); provided that Visteon may remove any such petty cash prior to the Closing in which case it shall be considered an "Excluded Asset";

          (vii) all rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Contributed Assets, including unliquidated rights under manufacturers' and vendors' warranties (provided that any such rights, claims, causes of action or rights of set-off against third parties shall, to the extent relating to Visteon Retained Liabilities or to the businesses and assets of Visteon and its Affiliates other than the Contributed Assets and the Business, be deemed to be "Excluded Assets");

          (viii) the proceeds arising from the sale of any assets or properties subsequent to May 24, 2005 and prior to Closing as permitted under this Agreement (other than the sale of inventories permitted pursuant to Section 4.01(b)(iv)(B)) that would have otherwise been Contributed Assets;

          (ix) all insurance proceeds relating to any damage, destruction or other casualty loss, and all awards and other proceeds relating to any taking by eminent domain or other condemnation or sale in lieu or contemplation thereof, with respect to any Contributed Asset received by Visteon and its Affiliates after May 24, 2005 and prior to the Closing (less the cost to collect any such proceeds, the amount of such proceeds expended to effect restoration of the applicable Contributed Asset and the amount of any such proceeds received to compensate Visteon or the applicable Affiliate for business interruption for periods prior to the Closing); and all rights, claims and causes of action with respect to any insurance proceeds relating to any damage, destruction or other casualty loss with respect to any Contributed Asset occurring prior to the Closing and not received by Visteon or the applicable Affiliate prior to the Closing; and unearned insurance premiums attributable to the Business for the remainder of the term of applicable insurance policies;

          (x) all Licensed Intellectual Property Rights and Owned Intellectual Property Rights that are assigned pursuant to the Intellectual Property Contribution Agreement and the Software License and Contribution Agreement and any other type of Intellectual Property Rights not contemplated or addressed in the Intellectual Property Contribution Agreement or the Software License and Contribution Agreement which is owned, held or used in or otherwise associated with the Business;

          (xi) all transferable licenses, permits or other governmental authorization primarily used in the Business, including the items listed on
     Section 3.15 of the Disclosure Schedule;

          (xii) all books, records, files and papers, whether in hard copy or computer format, or business processes, whether recorded or not, primarily used in the Business, including facility blueprints and plant layouts, process sheets, preventive maintenance schedules, environmental information, sales and promotional literature, engineering information, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, legal files and papers, personnel and employment records (with respect to any personnel whose employment is transferred to Ford in connection with the transactions contemplated by this Agreement), any information relating to any Tax imposed on the Contributed Assets, and other financial, accounting and operational data, records and information primarily related to the Contributed Real Property and other Contributed Assets (and copies of the foregoing to the extent not primarily used in the Business or otherwise primarily related to the Contributed Real Property and other Contributed Assets); and

          (xiii) all goodwill associated with the Business or the Contributed Assets.

     Notwithstanding the foregoing, the Company shall have the right to exclude from the Contributed Assets (in which case such assets shall be deemed to be "Excluded Assets" for all purposes under this Agreement) (i) any Contributed Contracts entered into prior to the date hereof and not made available to Ford prior to August 18, 2005 with contingent liabilities or unacceptable commercial terms, as determined by the Company (provided that the Company may not exclude contracts citing unacceptable commercial terms or contingent liabilities if substantially comparable terms or liabilities are found in other similar contracts that are otherwise included in the Contributed Assets) by delivering notice to Visteon three Business Days prior to the scheduled Closing Date specifying which Contributed Contracts are to be excluded (except with respect to any contract that is made available to Ford after the date that is eight Business Days prior to the Closing Date, in which case Ford shall have five Business Days after the date such contract is made available to notify Visteon of its determination to exclude such contract) and (ii) any contracts entered into by Visteon or any of its Affiliates between the date hereof and Closing in breach of Section 4.01(b)(v); provided that if the Company exercises its right to exclude any such contract pursuant to (A) clause (i), the Company shall have no other rights or remedies against Visteon under this Agreement with respect to any breach of representation or warranty by Visteon with respect to such contract and (B) clause (ii), the Company shall have no other rights or remedies against Visteon under this Agreement with respect to Visteon's breach of Section 4.01(b)(v) in entering into such contract.

     If any of the Contributed Assets under clause (ii)(B) of this Section 2.01 are required to be removed from Visteon's property after the Closing, the Company shall, at the request of Visteon delivered within 30 days of the Closing Date, promptly (and in any event within 180 days of such request (or, if a different time period is provided for in the Master Services Agreement, including the Statement of Work thereto, within such time period)) remove such Contributed Assets, and Visteon shall provide access to its properties to allow such removal, and such removal shall be at the Company's sole cost and expense, and the Company agrees to promptly reimburse Visteon for any damage caused to any of Visteon's assets or properties as a result of such removal and to indemnify and hold Visteon harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Visteon or any of its Affiliates as a result thereof. If any of the Contributed Assets under clause (xii) of this
Section 2.01 are located offsite and are not, as mutually agreed to by the parties, delivered to the Company at Closing, Visteon shall provide or cause to be provided to the Company reasonable access to such Contributed Assets after the Closing.

     For the avoidance of doubt, with respect to any property included in the "Contributed Assets" that is leased pursuant to a capital or operating lease,
(i) the leasehold interest (as opposed to the ownership title) will be transferred to the Company (or its applicable Subsidiary) at the Closing pursuant to this Agreement and (ii) the related capital or operating lease shall be included in the "Contributed Contracts."

     Section 2.02. Excluded Assets. The Company expressly understands and agrees that the following assets and properties of Visteon and its Affiliates (the "EXCLUDED ASSETS") shall be excluded from the Contributed Assets:

          (i) (A) all accounts, notes and other receivables, (B) receivables billed or invoiced after the Closing Date with respect to production or service parts shipped by the Business to customers prior to the Closing and (C) all unbilled Ford accounts receivables for work-in-process tooling relating to Visteon's and its Affiliates' existing commercial arrangements with Ford and its Affiliates for Ford's vehicle programs;

          (ii) all of Visteon's cash and cash equivalents on hand and in banks, except for Petty Cash (subject to the proviso in Section 2.01(vi)) and the proceeds referred to in Section 2.01(viii) and (x);

          (iii) insurance policies, other than unearned insurance premiums attributable to the Business for the remainder of the term of the insurance policies, and insurance proceeds, and rights, claims and causes of action with respect to any insurance proceeds, referred to in Section 2.01(ix);

          (iv) the contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.02(iv);

          (v) the engineering equipment located at the Visteon Product Assurance Center and the Visteon Technical Center in Dearborn, Michigan, except as listed on Schedule 2.02(v);

          (vi) the assets and property located at the Plants that are used primarily to support the businesses of Visteon and its Affiliates other than the Business, as listed on Schedule 2.02(vi);

          (vii) all of the Intellectual Property Rights of Visteon except as provided in Section 2.01(x); and

          (viii) any Contributed Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

     If any of the Excluded Assets are located at a Plant at the Closing, except as provided for in the VPAC Agreement, the VTC Agreement or any other Contribution Agreement Transaction Document, Visteon shall, at the request of the Company delivered within 30 days of the Closing Date, promptly (and in any event within 180 days of such request (or, if a different time period is provided for in the Master Services Agreement, including the Statement of Work thereto, within such time period)) remove such Excluded Assets from the Plant. Such removal shall be at Visteon's sole cost and expense, and Visteon agrees to promptly reimburse the Company for any damage caused to any of the Contributed Assets as a result of such removal (or any removal of Excluded Assets from the Plants prior to the Closing) and to indemnify and hold the

Company harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by the Company or any of its Affiliates as a result thereof.

     Section 2.03. Assumed Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees, effective at the time of the Closing, to timely perform and discharge in accordance with their respective terms all Liabilities arising out of the post-Closing conduct or operation of the Business by the Company or its Affiliates, other than the Visteon Retained Liabilities (the "ASSUMED LIABILITIES"), including:

          (i) any Liability relating to or arising under the Contributed Contracts to the extent arising after the Closing (excluding, for the avoidance of doubt, Liabilities to the extent relating to matters or events occurring prior to Closing);

          (ii) any Liability relating to or arising from any products manufactured or (except for products not manufactured or otherwise acquired by the Business prior to the Closing) sold by the Business after the Closing, including warranty or recall obligations and product liabilities, but excluding any Liability to the extent included in the "Visteon Retained Liabilities" pursuant to clauses (A) or (B) of Section 2.04(iii); and

          (iii) any Liability for Property Taxes for which the Company is responsible under Section 6.04 hereof.

     (b) Notwithstanding the provisions of Section 2.03(a) or Section 2.04, (i) nothing in Section 2.03(a) shall limit the right of the Company to be indemnified under Article 8 for any breach of representation or warranty contained in this Agreement or any other Contribution Agreement Transaction Document by Visteon or with respect to the Visteon Retained Liabilities and (ii) no Liability shall be considered (A) an "Assumed Liability" under this Agreement if such Liability is expressly provided to be the responsibility of Visteon or any of its Affiliates under any other Contribution Agreement Transaction Document or (B) a "Visteon Retained Liability" if such Liability is expressly provided to be the responsibility of the Company or any of its Affiliates under any other Contribution Agreement Transaction Document. For purposes of Section 2.03(a) and Section 2.04, the words "Closing" and "Closing Date" shall mean the consummation of the closing under the Visteon "B" Purchase Agreement, and the date of the consummation of the closing the Visteon "B" Purchase Agreement, respectively.

     Section 2.04. Visteon Retained Liabilities. Notwithstanding any provision in this Agreement or any other Contribution Agreement Transaction Document to the contrary, the Company is assuming only the Assumed Liabilities and is not assuming any other Liability of Visteon or any of its Affiliates (or any predecessor of any such Person or any prior owner of all or part of its businesses and assets). All such other Liabilities shall be retained by and remain Liabilities of Visteon and its Affiliates (all such Liabilities not being assumed being herein referred to as the "VISTEON RETAINED LIABILITIES"), and Visteon agrees to timely perform and discharge in accordance with their respective terms all such other Liabilities relating to the Business. Notwithstanding any provision in this Agreement or any other Contribution Agreement Transaction Document to the contrary, Visteon Retained Liabilities include:

          (i) any Liability that was assumed by Visteon pursuant to the Master Transfer Agreement (other than the Assumed Environmental Liabilities);

          (ii) any Liability to the extent relating to or arising under any Contributed Contract prior to the Closing or attributable to any failure by Visteon or its Affiliates to comply with the terms thereof prior to the Closing;

          (iii) any Liability relating to or arising from any product manufactured or sold by the Business prior to the Closing (except to the extent Liability for a product was expressly retained by Ford pursuant to the Master Transfer Agreement), including any warranty or recall obligation or product liabilities, and any Liability relating to or arising from (A) any design defect in any product manufactured by the Business after the Closing to the extent attributable to any design employed by Visteon or its Subsidiaries prior to the Closing or (B) any manufacturing defect in any product manufactured by the Business after the Closing until (x) the three month anniversary of the Closing (with respect to products manufactured at the Sterling or Rawsonville Plants) or (y) the six month anniversary of the Closing with respect to products manufactured at the other Plants, in each case using any manufacturing method employed by Visteon or its Subsidiaries prior to the Closing (it being understood and agreed by the parties that any claim by Ford as a customer of the Business with respect to products sold to Ford prior to the Closing shall be resolved pursuant to the terms of the applicable purchase order or other commercial arrangement);

          (iv) any Environmental Liability (other than the Assumed Environmental Liabilities);

          (v) any Liability arising out of any action, suit, investigation, inquiry or proceeding by or before any Governmental Authority that relates to or arises out of (A) facts, events, conditions, situations or set of circumstances, whether known or unknown, existing or occurring prior to the Closing with respect to the Business or the Contributed Assets, including all actions, suits, investigations and proceedings listed on
     Section 3.08 of the Disclosure Schedule or (B) the businesses of Visteon and its Affiliates other than the Business, in each case other than the Assumed Environmental Liabilities;

          (vi) any Liability relating to or arising under any trade payables or any Indebtedness, in each case except to the extent assumed by the Company pursuant to Section 2.03(a)(i);

          (vii) any Liability relating to any monetary obligation secured by any Permitted Liens, except to the extent assumed by the Company pursuant to
     Section 2.03(a)(i);

          (viii) subject to Section 6.04 with respect to Property Taxes, any Liability of Visteon, or any member of any consolidated, affiliated, combined or unitary group of which Visteon is or has been the parent company, for Taxes relating to any Pre-Closing Tax Period;

          (ix) any Liability relating to Visteon's employee benefits or compensation arrangements, including any Liability under any of Visteon's employee benefit agreements, plans or other arrangements listed on Section
     3.18 of the Disclosure Schedule;

          (x) any Liability relating to or arising from processes used or products manufactured, used, imported or sold by the Business prior to the Closing that may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or alleging that Visteon or any Affiliate of Visteon infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party;

          (xi) any Liability of the Company or any Subsidiary of the Company to the extent relating to or arising from facts, events, conditions, situations or set of circumstances, whether known or unknown, existing or occurring prior to the Closing, other than the obligations of the Company under this Agreement; and

          (xii) any Liability relating to or arising from an Excluded Asset or any other asset, property or business of Visteon or its Affiliates that is not a Contributed Asset.

     Notwithstanding the provisions of this Section 2.04, no Liability shall be considered a "Visteon Retained Liability" under this Agreement to the extent such Liability results from Visteon's inability to take an action under Section
4.01 for which it had sought consent pursuant to Section 4.01 by virtue of the Company's failure to consent to the taking of such action by Visteon.

     Section 2.05. Transfer or Assignment of Contributed Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, and except as provided in the Software License and Contribution Agreement with respect to software licenses, this Agreement shall not constitute an agreement to convey, transfer or assign any Contributed Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such conveyance, transfer or assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Contributed Asset or in any way adversely affect the rights of or require a material payment by the Company or Visteon thereunder (unless such consent is obtained prior to the Closing). Visteon and the Company will use their commercially reasonable efforts to obtain the consent of the other parties to any such Contributed Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Company (or Subsidiary of the Company) and, to the extent required, the consummation of the transactions contemplated by the Visteon "B" Purchase Agreement, as the Company may request; provided, that, except as set forth in the Software License and Contribution Agreement with respect to software licenses, in Section 5.03 of this Agreement or in Section 5.04 of the Visteon "B" Purchase Agreement, such efforts shall not require Visteon or the Company to incur any material expenses or Liabilities or provide any material financial accommodation or to provide a guarantee to obtain any such consent (provided that Visteon agrees to accept a consent notwithstanding that it does not include a release). If such consent is not obtained, or if an attempted conveyance, transfer or assignment thereof would be ineffective, would adversely affect the rights of Visteon thereunder so that the Company would not in fact receive all such rights, or would require a material payment by the Company or Visteon, until such consent is obtained (whereupon such Contributed Asset shall be promptly transferred by Visteon to the Company or applicable Subsidiary of the Company pursuant to the applicable provisions of this Agreement), Visteon and the Company will cooperate in a mutually agreeable arrangement under which the Company would obtain benefits and assume obligations thereunder, including making any required payments thereunder, in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the Company, or under which Visteon would enforce or operate for the benefit of the Company the applicable Contributed Asset and any claim, right or benefit arising thereunder. Visteon will promptly pay to the Company when received all monies received by Visteon under any Contributed Asset or any claim, right or benefit arising thereunder, except to the extent the same represents an Excluded Asset.

     Section 2.06. Closing. The closing (the "CLOSING") of the contribution of the Contributed Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243, on September 30, 2005 or, if the conditions set forth in Article 7 are not satisfied (or waived by the party entitled to waive that condition) by such date, promptly after such time as such conditions are satisfied or waived.

     Section 2.07. Deliveries at Closing. (a) Deliveries by the Company to Visteon. At the Closing, the Company shall deliver to Visteon:

          (i) A counterpart of each of the following Contribution Agreement Transaction Documents duly executed by the Company (or Subsidiary of the Company, as appropriate):

               (A) Assignment and Assumption Agreement.

               (B) Bill of Sale.

               (C) Company-Visteon Purchase and Supply Agreement.

               (D) Intellectual Property Contribution Agreement.

               (E) Master Services Agreement.

               (F) Mexico Asset Purchase Agreements.

               (G) Software License and Contribution Agreement.

               (H) Visteon-Company Purchase and Supply Agreement.

               (I) Visteon Hourly Employee Lease Agreement.

               (J) Visteon Salaried Employee Lease Agreement.

               (K) VPAC Agreement.

               (L) VTC Agreement.

          (ii) All documents Visteon may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement and each other Contribution Agreement Transaction Document to which it is a party (such as secretary's certificates, certified copies of the Company's Certificate of Formation and limited liability company agreement, and good standing and bring-down certificates), all in form and substance reasonably satisfactory to Visteon.

     (b) Deliveries by Visteon to the Company. At the Closing, Visteon shall deliver to the Company:

          (i) A counterpart of each of the following Contribution Agreement Transaction Documents duly executed by Visteon (or Affiliate of Visteon, as appropriate):

               (A) Assignment and Assumption Agreement.

               (B) Bill of Sale.

               (C) Company-Visteon Purchase and Supply Agreement.

               (D) Intellectual Property Contribution Agreement.

               (E) Master Services Agreement.

               (F) Mexico Asset Purchase Agreements.

               (G) Software License and Contribution Agreement.

               (H) Visteon-Company Purchase and Supply Agreement.

               (I) Visteon Hourly Employee Lease Agreement.

               (J) Visteon Salaried Employee Lease Agreement.

               (K) VPAC Agreement.

               (L) VTC Agreement.

          (ii) Such quitclaim deeds time stamped for recording on the Closing Date by the applicable register of deeds or similar entity (provided that, to the extent it is not possible to have a deed time stamped for recording on the Closing Date, Visteon shall use commercially reasonable efforts to cause Lawyers Title Insurance Corporation to have such deed time stamped for recording on the next Business Day), bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in VFH Holdings, LLC (or, with respect to all or a portion of the Contributed Assets, one or more other Subsidiaries of the Company as the Company may designate prior to the Closing) all right, title and interest in, to and under the Contributed Assets.

          (iii) Consents (with respect to the transactions contemplated by this Agreement and the Visteon "B" Purchase Agreement) from each landlord or licensor with respect to the Contributed Real Property listed on Schedule 2.07(b)(iii), in each case in form and substance reasonably satisfactory to the Company, and, to the extent obtained prior to the Closing, estoppel certificates related thereto (it being understood and agreed by the parties that Visteon shall use commercially reasonable efforts to obtain, prior to the Closing, such estoppel certificates, as well as estoppel certificates and consents (with respect to the transactions contemplated by this Agreement and the Visteon "B" Purchase Agreement) from each landlord or licensor with respect to each other leased or licensed Contributed Real Property, in each case in form and substance reasonably satisfactory to the Company);

          (iv) All documents the Company may reasonably request relating to the existence of Visteon (or Affiliates of Visteon that are party to any Contribution Agreement Transaction Document) and its authority for this Agreement and each other Contribution Agreement Transaction Document (such as secretary's certificates, certified copies of such Person's charter and by-laws or other organizational documents, and good standing and bring-down certificates), all in form and substance reasonably satisfactory to the Company.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF VISTEON

     Visteon represents and warrants to the Company as of the date hereof and as of the Closing Date (subject to any exceptions disclosed on the correspondingly numbered Section of the Disclosure Schedule) that:

     Section 3.01. Corporate Existence and Power. Visteon is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Visteon is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by Visteon (and each of its Affiliates that is or will be a party to any Contribution Agreement Transaction Document) of this Agreement and each other Contribution Agreement Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Visteon's corporate powers and have been duly authorized by all necessary corporate action on the part of Visteon. This Agreement and each other Contribution Agreement Transaction Document to which it is or will be a party constitutes or will constitute when executed (assuming the due authorization, execution and delivery by the other parties thereto) a valid and binding agreement of Visteon and each of its Affiliates that is or will be a party to any Contribution Agreement Transaction Document, enforceable against Visteon (or such Affiliates) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 3.03. Governmental Authorization. The execution, delivery and performance by Visteon (and each of its Affiliates that is or will be a party to any Contribution Agreement Transaction Document) of this Agreement and each other Contribution Agreement Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.

     Section 3.04. Noncontravention. (a) The execution, delivery and performance by Visteon (and each of its Affiliates that is or will be a party to any Contribution Agreement Transaction Document) of this Agreement and each other Contribution Agreement Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate its certificate of incorporation or bylaws or other organizational documents, (ii) violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all consents set forth on Section 3.04(b) of the Disclosure Schedule, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit relating to the Business to which Visteon or any of its Affiliates is entitled under any provision of any material agreement or other material instrument binding upon Visteon or any of its Affiliates or any Material Contract included in the Contributed Assets or by which any of the Contributed Assets may be bound or (iv) result in the creation or imposition of any Lien on any material Contributed Asset other than any Permitted Lien.

     (b) Section 3.04(b) of the Disclosure Schedule sets forth each material agreement, contract, lease, license or other instrument binding upon Visteon or any of its Affiliates or any material Permit (including any material Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance by Visteon or any of its Affiliates of this Agreement, any other Contribution Agreement Transaction Document or the Visteon "B" Purchase Agreement.

     Section 3.05. Statement of Assets; Financial Statements. (a) Section 3.05(a) of the Disclosure Schedule sets forth a true and correct statement from Visteon's accounting records of the balance sheet line item amounts with respect to inventory and the other categories of properties and assets located at the Plants and included in the Contributed Assets as of June 30, 2005 (the "STATEMENT OF ASSETS").

     (b) Section 3.05(b) of the Disclosure Schedule sets forth the unaudited consolidating internal statements of income for the Business, and the unaudited statements of income for each of the Plants that is contained within such consolidating statements, for the year ended December 31, 2004, and for the three months ended March 31, 2005. These statements have been prepared from Visteon's internal accounting records and include, by Plant, all costs directly identified and charged to a Plant, and reasonable allocations, by Plant, of other costs not directly identified or charged to a Plant based on Visteon's practices for cost allocation, for the periods then ended. The information used to prepare the unaudited internal statements of income use as a basis for its preparation GAAP, applied on a consistent basis, used by Visteon in the preparation of its consolidated financial statements for the same periods. The unaudited internal estimated balance sheet as of December 31, 2004 has been prepared solely for purposes of analysis from Visteon's accounting records and includes certain assets and liabilities historically identified with a Plant (largely, inventories and most of property, plant and equipment) and estimates for the remaining assets and liabilities not specifically historically identified to a Plant.

     Section 3.06. Absence of Certain Changes. Since May 24, 2005 through the date hereof, the Business has been conducted in the ordinary course consistent with past practices and in compliance with paragraph 16 of the Summary of Terms of Proposed Transactions attached to the MOU, and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (b) any creation or other incurrence of any Lien on any material Contributed Asset other than any Permitted Lien;

          (c) any transaction or commitment made, or any contract or agreement entered into, by Visteon or any Affiliate of Visteon relating to the Business or any Contributed Asset (including the acquisition or disposition of any assets) or any relinquishment by Visteon or any Affiliate of Visteon of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (d) any change in any method of accounting or accounting practice by Visteon or any Subsidiary of Visteon with respect to the Business;

          (e) except for any changes relating to OPEB liability that have been announced prior to the date hereof, any material change in the compensation payable or to become payable to any employees who will be providing services exclusively to the Business pursuant to the Visteon Salaried Employee Lease Agreement, other than normal recurring salary increases in the ordinary and usual course of business consistent with past practice, or any entry into or amendment of any employment, severance, consulting, termination or other agreement with, or any Employee Plans or Benefit Arrangements for, or the making of any loan or advance to, any of its employees who will be providing services exclusively to the Business pursuant to the Visteon Salaried Employee Lease Agreement; or any change in its existing borrowing or lending arrangements for or on behalf of any of such employees or service providers pursuant to such plans or otherwise; or

          (f) any commitment for a capital expenditure in excess of $500,000 individually or in the aggregate with respect to a project, for additions or improvements to property, plant and equipment with respect to any Plant (other than commitments under the Master Equipment Bailment Agreement between Ford and Visteon dated as of March 10, 2005, as amended).

     Section 3.07. Material Contracts. (a) As of the date hereof, except as disclosed in Section 3.07(a) of the Disclosure Schedule (each such contract, agreement, lease, license, commitment, arrangement, or other similar instrument disclosed, or required to be disclosed, on Section 3.07(a) or Section 3.13(a)(ii) of the Disclosure Schedule, a "MATERIAL CONTRACT"), neither Visteon nor any of its Affiliates is a party to or bound by, with respect to the
Business:

          (i) (A) any lease or license of real property (other than warehouse space leased by Visteon pursuant to a purchase order for a term of one year or less and providing for annual rentals of $200,000 or less); (B) any lease or license of any engineering or manufacturing equipment; or (C) any other lease or license or renewal of an existing lease or license providing for annual rentals of $100,000 or more or for a term in excess of one year;

          (ii) (A) any agreement (including non-production purchase orders but excluding production purchase orders using Visteon's standard terms and conditions) for the purchase of (1) materials, supplies, goods, services, equipment or other assets (other than real property) providing for aggregate payments by Visteon or any Affiliate of $500,000 or more or for a term in excess of one year or (2) any real property; and (B) any production purchase order with terms that are different from Visteon's standard purchase order terms and conditions (a true and correct copy of which has been made available to Ford prior to the date hereof);

          (iii) any sales (other than sales to Ford or its Affiliates), distribution or other similar agreement (including purchase orders) providing for the sale by Visteon or any Affiliate of materials, supplies, goods, services, equipment or other assets;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any collective bargaining agreement;

          (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vii) any material option, license, franchise or similar agreement;

          (viii) any material agency, dealer, sales representative, marketing or other similar agreement;

          (ix) any agreement that (A) limits the freedom of Visteon or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Affiliates after the Closing Date or (B) contains exclusivity obligations or restrictions (other than, for the avoidance of doubt, ordinary course volume commitments) binding on Visteon or any of its Affiliates or that would be binding on the Company or any of its Affiliates after the Closing Date;

          (x) any agreement with a Governmental Authority which provides for a tax abatement, investment incentive or similar right or benefit with respect to any Contributed Real Property;

          (xi) any agreement with or for the benefit of a Related Party; or

          (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business.

     (b) Each Material Contract is a valid and binding agreement of Visteon or its Affiliate and is in full force and effect (except to the extent it terminates in accordance with its terms after the date hereof and prior to Closing), and none of Visteon or its Affiliate or, to the knowledge of Visteon, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of Visteon, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. True and complete copies of each such Material Contract, including all exhibits, schedules and other attachments thereto, and all extensions, amendments, supplements and other modifications thereof, have been made available to Ford prior to August 18, 2005. As of the date hereof, no third party to a Material Contract has informed Visteon or its Affiliates or their respective representatives that such third party intends to terminate such Material Contract.

     Section 3.08. Litigation. There is no action, suit, investigation, inquiry or proceeding (or, to the knowledge of Visteon, any basis therefor) pending against, or to the knowledge of Visteon, threatened against or affecting, the Business or any Contributed Asset before any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, (i) would involve damages against or liabilities to Visteon or its Affiliates in excess of $500,000 or would otherwise reasonably be expected to be material to the Business or (ii) which in any manner challenges or seeks to prevent, enjoin or materially delay the transactions contemplated by this Agreement.

     Section 3.09. Compliance with Laws and Court Orders. Neither Visteon nor any of its Affiliates is in material violation of, or has since January 1, 2004 materially violated, or to the knowledge of Visteon is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Contributed Assets or the conduct of the Business. The representations and warranties in this Section 3.09 shall not apply to the matters subject to Section 3.12, as to which the representations and warranties in Section 3.12 shall apply.

     Section 3.10. Properties. (a) Section 3.10(a) of the Disclosure Schedule lists all real property which Visteon or any Affiliate of Visteon owns, leases (other than warehouse space leased by Visteon pursuant to a purchase order for a term of one year or less and providing for annual rentals of $200,000 or less), subleases, licenses, sublicenses, operates or otherwise uses or holds for use in or is otherwise associated with the Business (other than Excluded Assets). Visteon has prior to the date hereof provided to Ford true and complete copies of the following: (i) in the case of each real property, any title insurance policies, title commitments and surveys, in each case existing on the date hereof, with respect thereto held by Visteon or the applicable Subsidiary and any Permitted Liens thereon, (ii) in the case of each leased real property (other than warehouse space leased by Visteon pursuant to a purchase order for a term of one year or less and providing for annual rentals of $200,000 or less), the applicable lease or sublease and all extensions, amendments, supplements and other modifications thereof, and (iii) in the case of each other real property, the applicable interest and instrument creating such interest and all extensions, amendments, supplements and other modifications thereof.

     (b) Section 3.10(b) of the Disclosure Schedule describes all material personal property (A) used or held for use in the Business and not located at a Plant (e.g., tooling and equipment located offsite) or (B) leased in the Business, in each case included in the Contributed Assets, and any Liens thereon, specifying, in the case of clause (B), the name of the lessor or sublessor, the lease term and basic annual rent.

     (c) Visteon or each applicable Affiliate of Visteon has good and marketable, indefeasible, fee simple title to, except for Permitted Liens, or in the case of leased real property or material personal property has valid leasehold interests in, all Contributed Assets (whether real, personal, tangible or intangible).

     (d) No Contributed Asset is subject to any Lien, except Permitted Liens. There is no damage, destruction or other casualty and Visteon has not received any written notice of any taking by eminent domain or other condemnation or sale in lieu or contemplation thereof affecting any of the Contributed Assets which would materially detract from the value or materially interfere with any present or intended use of such Contributed Assets.

     (e) The Contributed Real Property includes all real property, and only such real property, as is used, held for use in or is otherwise associated with the Business.

     (f) The legal descriptions in the quit claim deeds transferring ownership of the owned Plants are the same as the legal descriptions in the quit claim deeds given from Ford to Visteon pertaining to such Plants except for those portions of certain Plant properties sold by Visteon during their ownership of same as listed on Section 3.10(f) of the Disclosure Schedule.

     Section 3.11. Sufficiency of and Title to the Contributed Assets. (a) The Contributed Assets constitute all of the property and assets (other than the Excluded Assets) used or held for use in the Business. The Contributed Assets, together with the rights of the Company under the Contribution Agreement Transaction Documents, are adequate to conduct the Business as currently conducted.

     (b) Section 3.11 of the Disclosure Schedule sets forth a description of the material services currently provided to the Business, to the knowledge of Visteon, (i) by third parties pursuant to agreements or arrangements with Visteon or its Affiliates that will not be included in the Contributed Assets and will not be provided as a Service (as defined in the Master Services Agreement) (but only to the extent not provided as a Service) pursuant to the Master Services Agreement or (ii) by Visteon or its Affiliates and which will not be provided to the Business after consummation of the transactions contemplated by this Agreement and the Visteon "B" Purchase Agreement.

     Section 3.12. Products. (a) Each of the products produced or sold by Visteon or its Affiliates in connection with the Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations as in effect at all times up to and including the sale thereof, and meets in all material respects the requirements of the purchase order or other contract, commitment or arrangement pursuant to which it was produced or sold.

     (b) Since the Spin-Off Date, neither Visteon nor any of its Affiliates has received notice or information from any Person other than Ford and its Affiliates as to any material claim or allegation of personal injury, death, or property or economic damages, loss of use, sales or profits or otherwise, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by the Business, or based on any acts, omissions, manufacturing, labeling or design defects or strict liability.

     Section 3.13. Intellectual Property. (a) Section 3.13(a)(i) of the Disclosure Schedule contains a true and complete list of each of the registrations and applications for registrations and other material Intellectual Property Rights included in the Owned Intellectual Property Rights. Section 3.13(a)(ii) of the Disclosure Schedule contains, as of the date hereof, a true and complete list of all material agreements (whether written or otherwise, including license agreements, research agreements, development agreements, confidentiality agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $500 per seat or less) to which Visteon or any of its Affiliates is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are necessary to, used or held for current or future use in the Business.

     (b) To the knowledge of Visteon, the Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, used or held for use in, or associated with the Business. Subject to the terms of existing agreements and other arrangements, there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. Assuming the obtaining of all consents set forth on Section 3.04(b) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit relating to the Business to which Visteon or any of its Affiliates is entitled under any provision of any material agreement or other material instrument binding Visteon or any of its Affiliates or any Licensed Intellectual Property Rights that are material to the Business or by which any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, in each case that are material to the Business, may be bound.

     (c) To the knowledge of Visteon, neither Visteon nor any Affiliate of Visteon has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, and to the knowledge of Visteon, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right. Section 3.13(c) of the Disclosure Schedule lists a true and complete list of each claim, action, suit, investigation, inquiry or proceeding pending against, or, to the knowledge of Visteon, threatened against or affecting, the Business or any present or former officer, director or employee of the Business (i) based upon, or challenging or seeking to deny or restrict, the rights of Visteon or any Affiliate of Visteon in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (ii) alleging that processes used or products manufactured, used, imported or sold with respect to the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that Visteon or any Affiliate of Visteon infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

     (d) To the knowledge of Visteon none of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights material to the operation of the Business has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or part, and, to the knowledge of Visteon, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

     (e) Visteon or an Affiliate of Visteon holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the licenses under the Licensed Intellectual Property Rights, free and clear of any Lien, other than Permitted Liens. Visteon or an Affiliate of Visteon has taken all commercially reasonable actions necessary to maintain the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights that are material to the Business, including payment of applicable maintenance fees and filing of applicable statements of use.

     (f) Visteon or an Affiliate of Visteon has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Intellectual Property Rights that are material to the Business and the value of which to the Business is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, directors, officers, representatives and agents of Visteon or an Affiliate of Visteon, its customers, joint venture partners, joint development collaborators, suppliers, distributors or other third parties in accordance with normal industry practices, all of whom are bound by confidentiality obligations substantially in the form previously disclosed to the Company.

     (g) With respect to pending applications and applications for registration of the Owned Intellectual Property Rights that are material to the Business, Visteon is not aware of any reason that would reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. To the knowledge of Visteon, none of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Business is currently the subject of an opposition or cancellation procedure. To the knowledge of Visteon, none of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the Business is currently the subject of an interference, protest, opposition, public use proceeding or third party reexamination request.

     Section 3.14. Customs. With respect to the conduct of the Business, Visteon and its Affiliates are in material compliance with the laws and regulations administered by the United States Bureau of Customs and Border Protection service or any other applicable United States or foreign government customs authority (each, a "CUSTOMS AUTHORITY"), and there are no material claims pending, or to the knowledge of Visteon threatened, by any Customs Authority for duties, Taxes, fees, penalties or liquidated damages. Without limiting the generality of the foregoing, with respect to the conduct of the Business, all goods that have been imported temporarily into Mexico are specifically included in the maquiladora authorization of the applicable Subsidiary of Visteon, such Subsidiary has possession of the import documents, including attachments, to cover all Contributed Assets imported by such Subsidiary into Mexico, that are required by applicable law, and such Subsidiary has invoices for Contributed Assets purchased by such Subsidiary within the Mexican domestic market, containing such information as is required by Article 29-A of the Codigo Fiscal de la Federacion of Mexico.

     Section 3.15. Licenses and Permits. Section 3.15 of the Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Business or the Contributed Assets including those required under applicable building, zoning, land use and similar laws (the "PERMITS") together with the name of the government agency or entity issuing such Permit. The Permits are valid and in full force and effect. None of Visteon or any of its Affiliates is in default in any material respect, and no condition exists that with notice or lapse of time or both would constitute a material default, under the Permits. None of the Permits will, assuming the related consents disclosed on Section 3.04(b) of the Disclosure Schedule have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     Section 3.16. Inventories. (a) The inventories set forth in the Statement of Assets were properly stated therein at the lower of cost or market determined in accordance with GAAP applied on a consistent basis in accordance with the Inventory Accounting Principles (as defined in the Visteon "B" Purchase Agreement).

     (b) Since June 30, 2005, the inventories related to the Business have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens, except for Permitted Liens. All of the inventories set forth in the Statement of Assets consist of, and all inventories related to the Business on the Closing Date will consist of, items of merchantable quality usable or saleable in the normal course of the Business and (except to the extent of reserves provided for in the Statement of Assets) are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice. With respect to the Business and Contributed Assets, Visteon is, and since December 31, 2004 has been, in material compliance with its inventory control practices as described in the current Visteon Finance Manual.

     Section 3.17. Taxes. Visteon and each Affiliate of Visteon contributing Contributed Assets under this Agreement have timely filed all material Tax Returns required to be filed on or before the date hereof relating to Taxes attributable to or levied upon the Contributed Assets and have paid all material Taxes due in connection with the taxable periods to which such Tax Returns relate. No claim has been asserted, nor any action or proceeding commenced, nor, to the knowledge of Visteon, has any investigation commenced that would reasonably be expected to give rise to any Lien for Taxes on the Contributed Assets, other than Permitted Liens. Visteon and each of its Affiliates have timely paid all Taxes required to be paid on or prior to the date hereof, the nonpayment of which would result in a Lien (other than a Permitted Lien) on any Contributed Assets. None of the Contributed Assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code. There is no action, suit, claim, audit or similar proceeding (regardless of whether such action, suit, claim, audit or similar proceeding would give rise to a Permitted
Lien) now proposed or pending against or with respect to Visteon or any Affiliate contributing Contributed Assets under this Agreement in respect of any Tax with respect to the Business.

     Section 3.18. ERISA Representations. (a) Section 3.18(a) of the Disclosure Schedule lists, as of the date hereof, each "employee benefit plan," as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Visteon or any of its ERISA

Affiliates and (iii) covers any current or former Visteon employee (hereinafter referred to collectively as the "EMPLOYEE PLANS").

     (b) Except as disclosed on Section 3.18(b) of the Disclosure Schedule, no Employee Plan is a "Multiemployer Plan" (within the meaning of Section 3(37) of ERISA) or is subject to Title IV of ERISA. Neither Visteon nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA or any applicable provision of the Code, arising in connection with the termination of or complete or partial withdrawal from any plan covered or previously covered by Title IV of ERISA or as a result of any violation of applicable law, in each case, that could become, after the Closing Date, an obligation of the Company. Each Employee Plan has been maintained in substantial compliance with its terms and in all material respects with applicable law.

     (c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No "accumulated funding deficiency", as defined in
Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event", within the meaning of Section 4043 of ERISA, and except for the transactions contemplated by this Agreement or in connection therewith, no event described in
Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither Visteon nor any ERISA Affiliate of Visteon has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any Subsidiary or any ERISA Affiliates thereof after the Closing Date. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any Lien imposed under Code Section 412(n) by reason of a failure of any of Visteon or any of its Affiliates to make timely installments or other payments required under Code Section 412.

     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Employee Plan has been maintained in substantial compliance with its terms and in all material respects with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (e) Section 3.18(e) of the Disclosure Schedule includes a list of each employment, severance, termination pay, change in control or other similar contract, agreement, arrangement or policy (written or, with respect to such arrangements that may result in Visteon payments that exceed $100,000, oral), existing as of the date hereof, and each plan, program, contract, agreement, policy or arrangement (written or, with respect to such arrangements, existing as of the date hereof, that may result in Visteon payments that exceed $100,000, oral) providing for profit-sharing, bonuses, stock options, stock appreciation, stock purchase or other forms of incentive compensation, deferred compensation, health and welfare insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for post-retirement insurance, or any other type of compensation (other than wages) or material benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, contributed to, or required to be contributed to, as the case may be, by Visteon or any of its ERISA Affiliates in either Mexico or the United States of America and (iii) covers or relates to any employee who will be providing exclusive or shared services to the Business, but excluding any governmental or statutory plans, programs or arrangements. Such contracts, agreements, policies, programs, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to the Company, are hereinafter referred to collectively as the "BENEFIT ARRANGEMENTS." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable law.

     (f) Except as disclosed on Section 3.18(f) of the Disclosure Schedule, or as required by Section 601 et seq. of ERISA or Section 4980B of the Code, there are no employee post-retirement medical, health or welfare plans in effect.

     Section 3.19. Employees. Each of (i) the employee roster (including details as to name, organization, organization sub-function and cost center code) of the U.S. salaried employees dedicated to the Business as of May 24, 2005, and (ii) the list of (A) all U.S. salaried employees who have transferred within Visteon since May 1, 2005 (including details as to name, function, sub-function, location name and cost center code) and (B) the wage rates for non-salaried employees of the Business (by classification), as provided by Visteon to Ford concurrently with the execution of this Agreement, are true and correct.

     Section 3.20. Labor Matters. (i) Neither Visteon nor any Affiliate of Visteon is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council with respect to any employees associated with the Business, including in each case any side letters, unpublished letters and oral agreements; (ii) there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any employees associated with the Business; (iii) no employees associated with the Business are represented by any labor organization with respect to their employment with Visteon or any of its Affiliates; and (iv) since May 24, 2005, there has not been any labor dispute, other than routine individual grievances, or, to Visteon's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement on May 24, 2005, or any lockouts, strikes, slowdowns, work stoppages or, to Visteon's knowledge, threats thereof by or with respect to employees of the Business.

     Section 3.21. Environmental Compliance. (a) Except as disclosed to Ford pursuant to Section 3.21(b), since the Spin-Off Date:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint, action, claim or suit has been filed, no penalty has been assessed, and Visteon has not received notice of any pending investigation or review, or, to Visteon's knowledge, have any of the foregoing been threatened by any Governmental Authority or other Person with respect to any matters relating to the Contributed Assets or the Business and relating to or arising out of any Environmental Law;

          (ii) to Visteon's knowledge, no Liabilities have arisen in connection with or in any way relating to the Contributed Assets or the Business arising under or relating to any Environmental Law, and no facts, events, conditions, situations or set of circumstances have arisen which would reasonably be expected to result in or be the basis for any such Liability;

          (iii) to Visteon's knowledge, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) has been installed, introduced, or come to be located at, on or under any Contributed Real Property or in any other Contributed Asset;

          (iv) to Visteon's knowledge, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under or from any Contributed Real Property except in compliance with Environmental Laws, and in a manner that would not give rise to Liability under Environmental Laws;

          (v) to Visteon's knowledge, no Contributed Real Property nor any property to which Hazardous Substances located on or resulting from the use of any Contributed Asset have been transported has been listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; and

          (vi) in connection with the Contributed Assets and the Business, Visteon and its Affiliates are in compliance in all material respects with all Environmental Laws and all Environmental Permits, and, to Visteon's knowledge, have been in compliance in all material respects with all Environmental Laws and all Environmental Permits; such Environmental Permits are valid and in full force and effect and if the related consents disclosed on Section 3.04(b) of the Disclosure Schedule have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable solely as a result of the transactions contemplated hereby; and all renewal applications with respect to such Environmental Permits have been properly and timely made; and

          (vii) to Visteon's knowledge, neither Visteon nor any of its Affiliates has exacerbated by act or omission any actual or potential Environmental Liabilities arising from or related to the ownership or operation of the Contributed Real Property prior to the Spin-Off Date.

     (b) Visteon has provided Ford with true and complete copies of any environmental investigations, reports, studies, audits, tests, reviews, analyses and other documents created after the Spin-Off Date in its possession or control that relate to the Contributed Assets' compliance with or actual or potential liability under Environmental Laws and Environmental Permits, or to the environmental condition of any Contributed Asset.

     (c) None of the Contributed Real Property is located in New Jersey or Connecticut, and the consummation of the transactions contemplated hereunder will not trigger any filing or other requirements under the New Jersey Industrial Site Recovery Act or under Sections 22a-134, et seq. of the Connecticut General Statutes (CGS) (or the law more commonly known as the Connecticut Property Transfer Act).

     Section 3.22. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Visteon or any of its Affiliates who might be entitled to any fee or commission from the Company, Ford or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 3.23. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedule), or in the other agreements referred to in Section 10.10, neither Visteon nor any other Person makes any other express or implied representation or warranty with respect to the Business, the Contributed Assets, the Assumed Liabilities and the transactions contemplated by this Agreement, and Visteon disclaims any other such representations or warranties, whether made by Visteon, any Subsidiary of Visteon or any of their respective officers, directors, employees, agents or representatives. Nothing in this Section 3.23 shall impair or limit in any way any of the rights or remedies of the Company and its Affiliates set forth in this Agreement or in the other agreements referred to in Section 10.10 or relating to or arising out of any fraud or willful misrepresentation.

                                    ARTICLE 4
                              COVENANTS OF VISTEON

     Visteon agrees that:

     Section 4.01. Conduct of the Business. (a) From the date hereof until the Closing Date, except as required by applicable law or regulation, as otherwise provided for in this Agreement or with the prior written consent of the Company, Visteon shall, and shall cause its Affiliates to, conduct the Business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact the Business and the Contributed Assets, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and other third parties, and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Visteon will, and will cause its Affiliates to:

          (i) allocate resources adequate to meet the requirements of the Business;

          (ii) with respect to Visteon's salaried and agency employees, maintain an appropriate mix of skill and grade levels among the employees dedicated to the Business and the employees dedicated to the businesses of Visteon and its Affiliates other than the Business, subject to any applicable collective bargaining agreement, and confer in advance with the Company prior to transferring salaried employees and agency personnel between the Business and the businesses of Visteon and its Affiliates other than the Business;

          (iii) discharge debts, liabilities and obligations related to the Business as they become due (except if contested in good faith);

          (iv) operate the Business in compliance in all material respects with all applicable laws, Permits and contractual obligations; and

          (v) maintain and repair the Contributed Assets and conduct environmental remediation or other compliance actions relating to the Contributed Assets or the Business, in each case in the ordinary course of business consistent with past practice.

     (b) Without limiting the generality of Section 4.01(a), from the date hereof until the Closing Date, except as required by applicable law or regulation, as otherwise provided for in this Agreement or with the prior written consent of the Company, Visteon will not, and will cause its Affiliates not to, with respect to the Business or the Contributed Assets:

          (i) make any material change in the conduct of the Business, including any material changes to planned actions to achieve budgeted cost reductions in the Business;

          (ii) make any commitment for a material capital expenditure for additions or improvements to property, plant and equipment, other than non-program capital expenditures not exceeding $500,000 individually or in the aggregate with respect to a project, or pursuant to the Master Equipment Bailment Agreement between Ford and Visteon dated as of March 10, 2005, as amended;

          (iii) acquire a material amount of assets from any other Person;

          (iv) sell, lease, license or otherwise dispose of any Contributed Assets except (A) pursuant to existing contracts or commitments disclosed on Section 4.01(b)(iv) of the Disclosure Schedule and (B) sales of inventory in the ordinary course of business, consistent with past practice, or sell or transfer off-site any other assets or properties located at any Plant without conferring in advance with the Company;

          (v) enter into any contract, agreement, lease, license, commitment, arrangement or other similar instrument that would have been required to be disclosed on Section 3.07(a) or Section 3.13(a)(ii) of the Disclosure Schedule had it been in effect on the date of this Agreement or amend, modify, supplement or terminate any Material Contract, other than in the ordinary course consistent with past practice;

          (vi) create or incur any Lien on any material Contributed Asset other than Permitted Liens which arise in the ordinary course of business consistent with past practices;

          (vii) settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy affecting the Business or any Contributed Asset through entry into any consent, decree, injunction or similar restraint or form of equitable relief that would be binding on the Company or any of its Affiliates after the Closing Date;

          (viii) make any change in any method of accounting or accounting practice by Visteon with respect to the Business;

          (ix) except for any changes relating to OPEB liability that have been announced prior to the date hereof, make any material change in the compensation payable or to become payable to any of its employees who will be providing services exclusively to the Business pursuant to the Visteon Salaried Employee Lease Agreement, other than normal recurring salary increases in the ordinary and usual course of business consistent with past practice, or enter into or amend any employment, severance, consulting, termination or other agreement with, or any Employee Plans or Benefit Arrangements for, or make any loan or advance to any of its employees who will be providing services exclusively to the Business pursuant to the Visteon Salaried Employee Lease Agreement; or make any change in its existing borrowing or lending arrangements for or on behalf of any of such employees or service providers pursuant to such plans or otherwise. Visteon shall inform the Company 30 days prior to any such material changes affecting employees who are dedicated to businesses of Visteon in the United States and Mexico, other than the Business;

          (x) hire, employ or otherwise engage the services of any UAW represented employee or provide for the outsourcing of any job duties that are presently the job duties of employees engaged in the Business;

          (xi) abandon, sell, donate, license or otherwise dispose of any Owned Intellectual Property Rights or Licensed Intellectual Property Rights; or

          (xii) agree or commit to do any of the foregoing.

In addition, Visteon will not, and will not permit any of its Affiliates to, take or agree or commit to take any action that would make any representation or warranty of Visteon hereunder inaccurate at, or as of any time prior to, the Closing.

     For purposes of this Section 4.01, "consent of the Company" and "confer with the Company" and words of like import shall mean, respectively, the consent of, or to confer with, Bill Connelly or Al Ver (or such other individuals designated by them in writing).

     Section 4.02. Formation of Company Subsidiaries Prior to Closing. Prior to the Closing, Visteon shall cause the Company to form one or more wholly-owned Subsidiaries of the Company in such jurisdictions and of an entity type reasonably designated by the Company.

     Section 4.03. Delivery of Final Statement of Assets. Visteon shall deliver to the Company no later than 30 Business Days after the Closing Date, a true and correct statement of the balance sheet line item amounts and detailed listing of the assets included in the Contributed Assets (but not in the Statement of Assets) as of the Closing Date. For avoidance of doubt, a detailed list of the Contributed Assets, other than Contributed Contracts or other intangible assets, not held at a Plant will be provided at the asset level detail recorded in Visteon's internal accounting records (including, for example, any specific asset identifier such as a brass tag or VIN).

     Section 4.04. Confidentiality. After the Closing, Visteon and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business existing at Closing, except to the extent in the public domain through no fault of Visteon or its Affiliates or later lawfully acquired by Visteon from sources other than those related to its prior ownership of the Business. The obligation of Visteon and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. Nothing in this Section 4.04 shall be deemed to restrict or limit the ability of Visteon or its Affiliates to engage in activities competitive with the Business after the Closing or to restrict or limit Visteon's ability to defend itself against any indemnification claim under this Agreement.

     Section 4.05. Notices of Certain Events. Visteon shall promptly notify the Company of:

          (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Contribution Agreement Transaction Documents;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Contribution Agreement Transaction Documents;

          (c) any actions, suits, claims, investigations, inquiries or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Visteon or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or that relate to the consummation of the transactions contemplated by this Agreement or the other Contribution Agreement Transaction Documents;

          (d) any circumstance, event or action the existence, occurrence or taking of which would result in any representation or warranty made by Visteon in this Agreement not being true and correct and which, if not cured, would result in the failure of the condition set forth in Section 7.02(a); and

          (e) the material damage or destruction by fire or other casualty of any material Contributed Asset or part thereof or in the event that any material Contributed Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Visteon, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

     No disclosure by Visteon pursuant to this Section shall be deemed to amend or supplement the Disclosure Schedule or to prevent, cure or operate as a waiver of any misrepresentation or breach of warranty.

     Section 4.06. Employee Matters. Visteon shall use commercially reasonable efforts to promptly notify the Company of any written or oral communication from any employee engaged in the Business who is a M-4 or above employee to such employee's direct supervisor or Human Resources manager that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date (if such employee becomes a leased employee under the Visteon Salaried Employee Lease Agreement described in Section 5.06).

     Section 4.07. Title Insurance and Surveys. Visteon shall use its commercially reasonable efforts to obtain for the Company prior to the Closing with respect to each of the Contributed Real Properties listed on Schedule 4.07 from Lawyer's Title Insurance Company an ALTA extended coverage form of owner's title insurance policies, or binders to issue the same, dated the Closing Date and in the amounts set forth on Schedule 4.07 insuring or committing to insure, at ordinary premium rates without any requirement for additional premiums, good and marketable title to such Contributed Real Property free and clear of any Liens, except for Permitted Liens, and otherwise commercially reasonably satisfactory to the Company. In addition, Visteon shall use its commercially reasonable efforts to deliver to the Company prior to the Closing with respect to each of the Contributed Real Properties listed on Schedule 4.07 an accurate survey (or an updated accurate survey) for each such real property from a surveyor licensed in the state where such real property is located, and each such survey (or updated survey) shall comply with ALTA survey standards, be dated as of or within 45 days prior to the Closing Date, shall be certified to the Company (or applicable Subsidiary of the Company), its lenders, and the title company by the respective surveyor and shall evidence that such real properties are free and clear of all Liens, except for Permitted Liens; provided that if, notwithstanding Visteon's commercially reasonable efforts, such surveys are not obtained by Closing, Visteon shall use commercially reasonable efforts to provide such surveys to the Company promptly after Closing. The cost of obtaining such policies and such surveys shall be borne in full by Visteon.

                                    ARTICLE 5
                      COVENANTS OF THE COMPANY AND VISTEON

     Visteon and the Company agree that:

     Section 5.01. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Company and Visteon will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and the parties agree that time is of the essence in consummating the transactions contemplated by this Agreement. Visteon and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Company good and marketable title to the Contributed Assets.

     Section 5.02. Certain Filings. Visteon and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Filing fees attributable to the filings made pursuant to this Section 5.02 shall be borne by the party responsible for making the filing or, if one joint filing is required, equally by Visteon and the Company.

     Section 5.03. Software License Fees. Any costs payable after the Closing to licensors of software solely in connection with (i) the transfer of software licenses by Visteon to the Company pursuant to the transactions contemplated by this Agreement, the Intellectual Property Contribution Agreement or the Software License and Contribution Agreement, or (ii) the transactions contemplated by the Visteon "B" Purchase Agreement (in each case excluding ongoing licensing and maintenance fees required to be paid by the Company pursuant to the terms of the licenses after the Closing, except to the extent of any increase in such fees that is payable in lieu of a software license transfer fee (it being agreed by the parties that neither party hereto may agree to any such increase with a licensor without the prior consent of the other party hereto)) shall be borne equally by Visteon and the Company (and, pursuant to the Visteon "B" Purchase Agreement, any such costs payable before the Closing shall be borne equally by Visteon and Ford). Visteon and the Company shall cooperate to minimize the amount of any such costs.

     Section 5.04. Access after Closing. (a) On and after the Closing Date, Visteon will afford promptly to the Company and its agents reasonable access, during normal business hours and upon reasonable notice, to Visteon's and its Affiliates' books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for the Company in connection with any third-party claim, inquiry, audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business, the Contributed Assets and the Assumed Liabilities, or, subject to Section 10.06, to determine any matter relating to its rights and obligations hereunder; provided that any such access by the Company or its agents shall not unreasonably interfere with the conduct of the business of Visteon. The Company will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Visteon provided to it pursuant to this Section; provided that the Company shall be permitted to provide such information that it deems necessary to conduct discussions with potential acquirors of all or a part of the Business or all or part of the Contributed Real Property (and related Contributed Assets) provided that such potential acquiror enters into a confidentiality agreement (which confidentiality agreements shall provide Visteon with the right to enforce the confidentiality obligations of such potential acquirors thereunder) with the Company substantially comparable to the Confidentiality Agreement.

     (b) On and after the Closing Date, the Company will afford promptly to Visteon and its agents reasonable access, during normal business hours and upon reasonable notice, to the Company's properties, books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for Visteon in connection with any third-party claim, inquiry, audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business, the Contributed Assets and the Assumed Liabilities with respect to any period ending on or before the

Closing Date, or, subject to Section 10.06, to determine any matter relating to its rights and obligations hereunder; provided that any such access by Visteon or its agents shall not unreasonably interfere with the conduct of the business of the Company. Visteon will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or the Business provided to it pursuant to this Section.

     Section 5.05. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 5.06. Salaried Employee Leasing. Prior to the date hereof, Visteon and the Company have agreed on the process to determine the Visteon salaried employees who will be leased to the Company pursuant to the Visteon Salaried Employee Lease Agreement. After consultation with the Company, Visteon shall deliver to the Company a final employee roster that identifies the salaried employees who are to be leased to the Company, along with their title, salary grade level, organization and function, no later than the date hereof.

     Section 5.07. Mexican Assets. Notwithstanding Section 2.01, the transfer of Contributed Assets in Mexico shall be effected as a transfer for value (as opposed to a capital contribution) pursuant to the Mexico Asset Purchase Agreements. Immediately after the Closing, and prior to the consummation of the closing under the Visteon "B" Purchase Agreement, Visteon shall cause each of the Asset Notes (as defined in the Mexico Asset Purchase Agreements) to be distributed by the recipient of each such Asset Note to Visteon and then contributed by Visteon to the applicable issuer of such Asset Note. Visteon shall use its commercially reasonable efforts to effect the virtual transfer prior to Closing, of the Contributed Assets imported by Visteon's Subsidiaries in Mexico under their respective maquiladora programs (the "VISTEON MAQUILA PROGRAMS") to the maquiladora programs of each of the Company's Mexican Subsidiaries (the "COMPANY MAQUILA PROGRAMS"), including the submission to Mexico Customs Authorities, the Mexico Treasury Department and the Mexico Department of the Economy all such documents, customs declarations (pedimento de exportacion y importacion), manifests, invoices, notices and other documents and materials necessary to effect such transfer. Visteon shall cause due notification to be given promptly after the date hereof to the Mexico Treasury Department, the Mexico Department of the Economy and such other Mexican Governmental Authorities as necessary of the closing of branches or establishments of the applicable Visteon

Subsidiaries in Mexico and, if necessary, of the cancellation of the applicable Visteon Maquila Programs, and shall provide the Company with copies of such notices stamped as received by the Governmental Authority to which they have been submitted.

     Section 5.08. Agreement with respect to Certain Shared-Use Offsite Tooling. With respect to the offsite tooling listed on Schedule 5.08 that is identified by Visteon as being used as of the date hereof in both the Business and Visteon's other businesses (other than the Business), the Company agrees to permit Visteon to use such tooling (notwithstanding that they are included in the Contributed Assets) after the Closing on the same basis (and on a royalty free basis) as such tooling is used in Visteon's businesses (other than the Business) as of the date hereof; provided that (i) if Visteon effects a design change in the products for which any such tooling is used, Visteon shall no longer have any right to use such tooling to the extent that such tooling is no longer used in the manufacture of its products as a result of such design change and (ii) if the Company effects a design change in the products for which any such tooling is used and as a result of such design change such tooling is no longer used in the manufacture of the Business' products, the Company shall promptly convey, or cause to be conveyed, to Visteon at no cost, all of its and its Subsidiaries' right, title and interest in such tooling.

                                    ARTICLE 6
                                   TAX MATTERS

     Section 6.01. Allocation of Consideration. At least 10 days prior to the Closing Date, the Company shall deliver a schedule to Visteon (the "PRELIMINARY ASSET ALLOCATION SCHEDULE") setting forth the aggregate consideration (including the Assumed Liabilities to the extent properly taken into account for this purpose) for the Contributed Assets, as determined for federal income Tax purposes, and the allocation of the consideration among the Contributed Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"). The Company shall also provide such supporting material, including accountants' workpapers and appraisals, as Visteon shall reasonably request in support of the Preliminary Asset Allocation Schedule. If within 30 days after the delivery of the Preliminary Asset Allocation Schedule, Visteon notifies the Company in writing that Visteon objects to the valuations reflected in the computation of the aggregate consideration or the allocation of consideration set forth therein, the parties shall endeavor in good faith to resolve such dispute within 20 days. If there are no disputed items or when all disputed items are resolved, the Preliminary Asset Allocation Schedule, as adjusted to reflect any such resolution, shall become the "FINAL ASSET ALLOCATION SCHEDULE". Visteon and the Company will act in accordance with the determination and allocation of the consideration set forth in the Final Asset Allocation Schedule for all Tax purposes, including with respect to any forms or reports (including IRS Form
8594) required to be filed pursuant to Section 1060 of the Code, the regulations thereunder or any provisions of local, state or foreign law, and to cooperate in the preparation of any such forms or reports and to timely file such forms or reports. Neither party shall take any position that is inconsistent with the determinations and allocation of the consideration set forth in the Final Asset Allocation Schedule in any communication with any taxing authority, unless and until the taking of such position is required by law or as a result of a final determination (without any obligation to appeal such final determination to the United States Supreme Court).

     Section 6.02. Filing of Returns and Payment of Taxes. (a) Pre-Closing Period Returns. Visteon shall prepare and file, or cause to be prepared and filed, with the appropriate authorities, all Tax Returns, and shall timely pay, or cause to be paid, all Taxes relating to the Contributed Assets attributable to any Pre-Closing Tax Period ("PRE-CLOSING TAX PERIOD TAXES"); provided that
(i) Visteon shall deliver to the Company at least 30 days before the due date of the relevant Tax Return, drafts of any Tax Returns that reflect the transactions contemplated by this Agreement and the Visteon "B" Purchase Agreement, (ii) the Company shall have the right to review and comment upon any such Tax Returns prior to the filing thereof, and (iii) Visteon shall consider in good faith any comments made by the Company in preparing the final versions of any such Tax Returns.

     (b) Straddle Period Returns. Except as otherwise provided in Section 6.04, the Company shall prepare and file, or cause to be prepared and filed, with the appropriate authorities, all Tax Returns, and shall timely pay, or cause to be paid, all Taxes relating to the Contributed Assets attributable to any Straddle Period and all taxable periods that begin after the date of consummation of the closing under the Visteon "B" Purchase Agreement; provided that (i) in the case of any Straddle Period Tax Return, the Company shall deliver to Visteon at least 30 days before the due date, a draft of such Tax Return together with a statement of the amount, if any, of Pre-Closing Period Taxes shown on such Tax Return, (ii) Visteon shall have the right to review and comment upon any such Tax Returns prior to the filing thereof, (iii) such Tax Returns shall not be filed without the prior written consent of Visteon which consent shall not be unreasonably withheld or delayed and (iv) Visteon shall pay to the Company, no later than three business days prior to the due date thereof, the amount of any Pre-Closing Period Taxes shown on such Tax Return. For purposes of this Section 6.02(b), in the case of any Straddle Period, the Pre-Closing Tax Period Taxes shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the date of the consummation of the closing under the Visteon "B" Purchase Agreement.

     Section 6.03. Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period, or to the portion of a Straddle Period allocable to Visteon, shall be for the account of Visteon and any refunds and credits attributable to a period that is not part of the Pre-Closing Tax Period, or to the portion of a Straddle Period allocable to the Company, shall be for the account of the Company. For the avoidance of doubt, Visteon shall be entitled to claim and retain the benefit of the Michigan Single Business Tax Investment Tax Credit of the Company attributable to the period during which Visteon owns the Company.

     Section 6.04. Property Taxes. All real property, personal property, intangible property and similar ad valorem taxes ("PROPERTY TAXES") applicable to the Contributed Assets where the last day prescribed for timely payment (without incurring interest) is prior to the Closing Date shall be paid by Visteon. All Property Taxes (excluding audit deficiency assessments for periods prior to the Closing) where the last day prescribed for timely payment (without incurring interest) is on or after the Closing Date shall be paid by the Company. The Company (and its Affiliates) agree to handle ministerial acts so as not to imperil Visteon's entitlement to any abatement of property taxes for which Visteon is responsible, and to notify Visteon of any circumstance that could reasonably be expected to imperil any such tax abatement.

     Section 6.05. Transfer Taxes. Subject to Section 4.C. of each Mexican Asset Purchase Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees to be incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) ("TRANSFER TAXES") shall be borne by Visteon. The party or parties having responsibility therefore under applicable law shall prepare and file all necessary Transfer Tax returns and other documentation. The parties shall use commercially reasonable efforts to determine the aggregate amount of Transfer Taxes prior to the Closing, and shall take reasonable steps to reduce or eliminate such Transfer Taxes. In the event that the Company shall be required to pay or shall pay any Transfer Tax, upon demand, Visteon shall promptly pay such Transfer Tax for the Company or reimburse the Company for such Transfer Tax paid by the Company, as applicable.

     Section 6.06. Cooperation. Following the Closing, the Company and Visteon shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. The Company and Visteon shall (i) preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes with respect to a taxable period until the later of 60 days after the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period and (ii) give reasonable written notice to the other party prior to transferring, destroying or discarding any such information, returns, books, records or documents and, if the other party so requests, allow the other party to take possession of such information, returns, books, records or documents.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

     Section 7.01. Conditions to Obligations of the Company and Visteon. The obligations of the Company and Visteon to consummate the Closing are subject to the satisfaction or waiver by both parties of the following conditions:

          (a) The parties shall have made applicable filings to COFECO under Mexico's Federal Economic Competition Law with respect to the transactions contemplated by this Agreement and the Visteon "B" Purchase Agreement, and neither party shall have been advised that the filings are deficient.

          (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree by any Governmental Authority shall prohibit (including as a result of the failure to obtain, take or make any required authorization or similar action by or in respect of or filings with any Governmental Authority) the consummation of the Closing.

          (c) The Visteon "B" Purchase Agreement shall be executed and fully binding on the parties thereto, and the closing under the Visteon "B" Purchase Agreement shall be capable of being consummated contemporaneously with or on the Business Day immediately following the Closing Date.

     Section 7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver by the Company of the following further conditions:

          (a) (i) Visteon shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) (A) the representations and warranties of Visteon contained in Section 3.02 shall be true and correct at and as of the Closing Date as if made at and as of such date and (B) all other representations and warranties of Visteon contained in this Agreement and in any certificate or other writing delivered by Visteon pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date as if made at and as of such date (except that representations and warranties that relate to a specific date shall only be required to be true and correct as of such date) except as would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the chief financial officer of Visteon to the foregoing effect.

          (b) Visteon shall have received all consents, authorizations or approvals (with respect to the transactions contemplated by this Agreement and the Visteon "B" Purchase Agreement) set forth on Schedule 7.02(b) in connection with the transactions contemplated by this Agreement or the Visteon "B" Purchase Agreement, in each case in form and substance reasonably satisfactory to the Company, no such consents, authorizations or approvals shall have been revoked, and Visteon shall have delivered all documents in connection therewith as the Company may reasonably request.

          (c) Visteon shall have received a final, full and indefeasible release of all Liens on the Contributed Assets pursuant to, or created in connection with, the Visteon Credit Agreement, in form and substance reasonably satisfactory to the Company, and Visteon shall have delivered all documents in connection therewith as the Company may reasonably request.

          (d) The Company shall have received certification signed by Visteon to the effect that Visteon and each Subsidiary of Visteon contributing Contributed Assets under this Agreement either (i) is not a "foreign person" as defined in Section 1445 of the Code or (ii) is not contributing any property that constitutes a United States real property interest as defined in Section 897 of the Code.

          (e) There shall not have been, since the date of this Agreement, any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

          (f) The Company Maquila Programs shall have been authorized by the Mexico Ministry of Economy, have a customs broker listed before the Mexican customs authority, and be listed in both the General Importers Registry and Industry Specific Importers Registry, and there shall be no action or threatened action by any Governmental Authority to suspend, cancel or revoke any Company Maquila Program.

          (g) Visteon shall have performed the actions set forth on Schedule 7.02(g).

          (h) The Company shall have received all documents and instruments to be received by the Company pursuant to Section 2.07(b).

     Section 7.03. Condition to Obligation of Visteon. The obligation of Visteon to consummate the Closing is subject to the satisfaction or waiver by Visteon of the following further condition: the Company shall have delivered the Preliminary Asset Allocation Schedule to Visteon.

                                    ARTICLE 8
                            SURVIVAL; INDEMNIFICATION

     Section 8.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any officer's certificate delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen month anniversary of the Closing Date; provided that (i) the representations and warranties in Section 3.10(c) shall survive indefinitely or until the latest date permitted by applicable law, (ii) the representations and warranties in Section 3.17 shall survive until the third anniversary of the Closing Date and (iii) the representations and warranties in Section 3.21 shall survive until the later of the sixth anniversary of the Closing Date and the applicable statute of limitations. The covenants and agreements of the parties hereto contained in this Agreement or in any officer's certificate delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy thereof giving rise to such right of indemnity (setting forth the basis therefor in reasonable detail) shall have been given to the party against whom such indemnity may be sought prior to such time.

     Section 8.02. Indemnification. (a) Effective at and after the Closing, Visteon hereby indemnifies the Company and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) ("DAMAGES") incurred or suffered by the Company or any of its Affiliates arising out of (A) any misrepresentation or breach of any warranty (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) (each such misrepresentation and breach of warranty a "WARRANTY BREACH") by Visteon or its Affiliates in this Agreement or any other Contribution Agreement Transaction Documents, (B) any breach of covenant or agreement made or to be performed by Visteon or its Affiliates pursuant to this Agreement or any other Contribution Agreement Transaction Documents or (C) subject to Section

2.03(b), any Visteon Retained Liability; provided that with respect to indemnification by Visteon for Warranty Breaches (other than Sections 3.10(c) and 3.22 and other than in cases of fraud or willful misrepresentation) pursuant to this Section 8.02(a), (i) Visteon shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (together with all amounts paid or payable by Visteon with respect to Warranty Breaches under
Section 7.02 of the Visteon "B" Purchase Agreement or Section 7.02 of the Visteon "A" Transaction Agreement) exceeds $3 million (in which case Visteon shall only be liable to the extent of such excess) and (ii) Visteon's maximum liability (together with all amounts paid or payable by Visteon with respect to Warranty Breaches under Section 7.02 of the Visteon "B" Purchase Agreement or
Section 7.02 of the Visteon "A" Transaction Agreement) shall not exceed $30 million in the aggregate.

     (b) Effective at and after the Closing, the Company hereby indemnifies Visteon and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Visteon or any of its Affiliates arising out of (A) any breach of covenant or agreement made or to be performed by the Company pursuant to this Agreement or any other Contribution Agreement Transaction Documents after the Closing or (B) subject to Section 2.03(b), any Assumed Liability.

     Section 8.03. Procedures. (a) The party seeking indemnification under
Section 8.02 (the "INDEMNIFIED PARTY") agrees to give prompt written notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding ("CLAIM") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced in any material respect the Indemnifying Party.

     (b) The Indemnifying Party shall, subject to the provisions of this Section 8.03, be entitled to assume the defense and control of any Claim asserted by a third party ("THIRD PARTY CLAIM") but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and, subject to Section 8.03(e), at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for any Damages resulting from such Third Party Claim as provided under this Article 8. Notwithstanding the foregoing, the Company shall have the right, but not the obligation, to assume the defense and control of any Third Party Claim if (i) the Third Party Claim relates to or arises out of any Environmental Liabilities at or affecting any Contributed Real Property, (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (iii) the Third Party Claim seeks an injunctive or other non-monetary relief against the Indemnified Party.

     (c) The party assuming the defense and control of a Third Party Claim (the "CONTROLLING PARTY") shall take all steps necessary in the defense or settlement of such Third Party Claim, and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The other party shall, and shall cause its controlled Affiliates to, cooperate fully with the Controlling Party in the defense of any Third Party Claim defended by the Controlling Party, including by making relevant personnel reasonably available to the Controlling Party in connection with such defense.

     (d) Notwithstanding anything in this Section 8.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant provides to such other party an unqualified release from all liability in respect of the Third Party Claim. Notwithstanding the foregoing, if a bona fide settlement offer solely for money damages is made in writing by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and, subject to the applicable limitations on the Indemnifying Party's indemnification obligations under this Article 8, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay under this Article 8 shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the aggregate Damages of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Damages of the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

     (e) The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by each Indemnified Party in defending any Third Party Claim prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or if the Indemnified Party assumes the defense of a Third Party Claim pursuant to the last sentence of Section 8.03(b). After the date the Indemnifying Party assumes control of the defense of the Third Party Claim, the Indemnifying Party shall also be liable for the reasonable fees and expenses of one separate counsel (and one local counsel in each applicable jurisdiction) incurred by the Indemnified Parties in defending any Third Party Claim if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

     (f) In the event that the Indemnifying Party does not accept the defense of any Third Party Claim or the Indemnified Party assumes the defense of a Third Party Claim pursuant to the last sentence of Section 8.03(b), the Indemnified Party shall use reasonable efforts to inform the Indemnifying Party of material developments with respect to such Third Party Claim and to provide the Indemnifying Party with copies of material filings with any Governmental Authority in respect of such Third Party Claim that are not subject to the attorney-client or another similar privilege. An Indemnified Party shall not settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     (g) Notwithstanding anything in this Agreement to the contrary, (i) even where on the Closing Date the Indemnified Party knows of any information that would cause one or more of the representations and warranties made by the Indemnifying Party in this Agreement to be inaccurate or untrue, the Indemnified Party shall not be deemed to have waived (and shall continue to have) its rights to indemnification pursuant to Section 8.02 in respect thereof and (ii) the fact that a matter is covered by or dealt with in one or more of the representations and warranties made in this Agreement shall not in any respect limit or restrict (including by virtue of any applicable exception, qualifier, disclosed item, deductible or cap) Visteon's indemnification obligations with respect to the Visteon Retained Liabilities.

     Section 8.04. Mitigation. An Indemnified Party shall use reasonable efforts (but without any obligation to incur any material cost or expense) to mitigate Damages for which indemnification is sought under this Article 8.

     Section 8.05. Calculation of Losses. (a) The amount of any Damages for which indemnification is provided under this Article 8 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Damages (net of any Tax or expenses incurred in connection with such recovery). The Company shall use its commercially reasonable efforts to recover under insurance policies for any Damages.

     (b) If the amount of any Damages for which indemnification is provided under this Article 8 gives rise to a currently realizable Tax Benefit (as defined below) to the Indemnified Party making the Claim, then the amount of Damages shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder

(grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit actually or reasonably expected to be realized by the Indemnified Party arising from circumstances underlying or the incurrence or payment of any such Damages. For purposes of this Section 8.05(b) a "TAX BENEFIT" means an amount by which the Tax liability of the party (or group of corporations including the party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. In computing the amount of any such Tax cost or Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. The amount of any increase, reduction or payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary. Any indemnity payment under this Article 8 shall be treated as an adjustment to the value of the asset upon which the underlying indemnification claim was based, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the value of the asset for United States federal income tax purposes.

     Section 8.06. No Consequential Damages. Except in cases of fraud or willful misrepresentation or in respect of any such damages that arise from a Third Party Claim, notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be liable under this Article 8 for any consequential, incidental, indirect, special or punitive damages, including lost profits.

     Section 8.07. Exclusive Remedy. From and after the Closing, except in the event of fraud or willful misrepresentation (in which case the parties shall be entitled to exercise all of their rights, and seek all Damages available to them, under law or in equity) the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article 8. Notwithstanding the foregoing, this Section 8.07 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

     Section 8.08. No Double Recovery. Notwithstanding anything herein to the contrary, no indemnified party shall be entitled to indemnification under any provision of this Agreement for any amount to the extent such indemnified party or its Affiliate has been indemnified for such amount pursuant to this Agreement, the other Contribution Agreement Transaction Documents, the Visteon "A"

Transaction Agreement, the other Visteon "A" Transaction Documents (as defined in the Visteon "A" Transaction Agreement), the Visteon "B" Purchase Agreement, the other Visteon "B" Transaction Documents (as defined in the Visteon "B" Purchase Agreement), the Confidentiality Agreement or any other agreement, contract or instrument executed in connection herewith or therewith.

                                    ARTICLE 9
                                   TERMINATION

     Section 9.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

          (i) by mutual written agreement of Visteon and the Company;

          (ii) by either Visteon or the Company if the Closing shall not have been consummated on or before December 31, 2005 (the "OUTSIDE DATE"); provided that the right to terminate the Agreement pursuant to this clause
     (ii) shall not be available to any party whose material breach of any of its obligations under this Agreement primarily contributes to the failure of the Closing to be consummated by such date (unless both parties are in material breach of their respective obligations under this Agreement);

          (iii) by either Visteon or the Company, if any applicable law or regulation makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

          (iv) by the Company if Visteon shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform
     (A) is incapable of being cured by Visteon prior to the Outside Date or is not cured by the earlier of (x) 30 Business Days following written notice to Visteon by the Company of such breach and (y) the Outside Date and (B) if not cured would result in a failure of any condition set forth in
     Section 7.02(a).

     The party desiring to terminate this Agreement pursuant to clauses (ii),
(iii) or (iv) shall give notice of such termination to the other party.

     Section 9.02. Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 9.02, Section 5.05, and Article 10 shall survive any termination hereof pursuant to Section 9.01.

                                   ARTICLE 10
                                  MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

          Ford Motor Company
          Office of the Secretary
          One American Road
          11th Floor World Headquarters
          Dearborn, Michigan 48126
          Attention: Peter J. Sherry, Jr.
          Facsimile No.: (313) 248-8713
          E-mail: psherry@ford.com

     with a copy to:

          Ford Motor Company
          Office of the General Counsel
          One American Road
          320 World Headquarters
          Dearborn, Michigan 48126
          Attention: Marcia J. Nunn
          Facsimile No.: (313) 337-3209
          E-mail: mnunn@ford.com
     and to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attention: Paul R. Kingsley
          Facsimile No.: (212) 450-3800
          E-mail: paul.kingsley@dpw.com

     if to Visteon, to:

          Visteon Corporation
          One Village Center Drive
          Van Buren Township, Michigan 48111
          Attention: John Donofrio, General Counsel
          Facsimile No.: (734) 710-7132
          E-mail: jdonofri@visteon.com

     with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY 10153
          Attention: Michael E. Lubowitz, Esq.
          Facsimile No.: (212) 310-8007
          E-mail: michael.lubowitz@weil.com

or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 10.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 10.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 10.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, without the consent of Visteon, the Company may transfer or assign, in whole or from time to time in part, (i) to Ford or one or more of its Affiliates, the right to acquire all or a portion of the Contributed Assets and to assume the related Assumed Liabilities or (ii) to any acquiror from the Company (or any of its Subsidiaries) or its permitted assigns of one or more of the Contributed Real Properties (and related Contributed Assets) any or all of its rights hereunder (including its rights to seek indemnification hereunder); provided that, in the case of clause (ii), without limiting any assignment of rights (including indemnification rights under Section 8.02(a), including with respect to the Visteon Retained Liabilities) made pursuant to clause (ii), the Company shall require such acquiror to acknowledge, in the applicable purchase agreement, that such acquiror has no rights or remedies against Visteon or its Affiliates arising solely out of the Assumed Liabilities. Upon any such permitted assignment under this Section 10.04, the references in this Agreement to the Company shall also apply to any such assignee unless the context otherwise requires.

     Section 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state.

     Section 10.06. Dispute Resolution. If a dispute arises between the parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including damages, injunctive relief and specific performance:

          (i) The parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled.

          (ii) If the parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five Business Days after the selection of the arbitrator, each party shall submit its requested relief to the other party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one party's requested relief as to certain claims or counterclaims and the other party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator shall enter a final ruling that adopts in whole such requested relief. The arbitrator shall limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from the requests submitted by the parties.

          (iii) Arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the arbitrator selected by the parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 10.06 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     Section 10.07. Jurisdiction. Subject to Section 10.06, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court sitting in Michigan or any Michigan State court sitting in Wayne County or Oakland County, Michigan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or any objection that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 10.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than (i) the parties hereto and their respective successors and permitted assigns under Section 10.04 and (ii) Ford as expressly provided in
Section 5.08 of the Visteon "B" Purchase Agreement.

     Section 10.10. Entire Agreement. This Agreement and the other agreements referred to in Section 8 of the Master Agreement constitute the entire agreement between the parties with respect to the subject matter of such agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of such agreements.

     Section 10.11. Bulk Sales Laws. The Company and Visteon each hereby waive compliance by Visteon with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state.

     Section 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 10.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 10.07.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        VISTEON CORPORATION


                                        By: /s/ James F. Palmer
                                            ------------------------------------
                                        Name:  James F. Palmer
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        VFH HOLDINGS, INC.


                                        By: /s/ Heidi A. Sepanik
                                            ------------------------------------
                                        Name:  Heidi A. Sepanik
                                        Title: Assistant Secretary